                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                     Commission File No. 0-22914
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                          UNION SWITCH & SIGNAL INC.
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            (Exact name of registrant as specified in its charter)

                                  Suite 1150
                               1901 Main Street
                              Columbia, SC 29201
                                (803) 929-1200
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $.01 Per Share
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           (Title of each class of securities covered by this Form)

                                     None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /x/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or notice date: 0
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        Pursuant to the requirements of the Securities Exchange Act of 1934, Ansaldo Signal N.V. has caused this certification/notice to be signed on behalf of Union Switch & Signal Inc. by the undersigned duly authorized person.


Dated:  December 20, 1996             By: /s/ Joseph A. Kirby
        ------------------                -------------------------------
                                      Name:  Joseph A. Kirby
                                      Title:  Chief Financial Officer